UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2016

Adamas Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36399	42-1560076
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1900 Powell Street, Suite 750 Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 450-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2016, the Board of Directors (the “Board”) of Adamas Pharmaceuticals, Inc., appointed Michael F. Bigham as a member of the Board and a member of the Audit Committee of the Board.  Mr. Bigham will serve as a Class III director, the term of which class expires at the 2017 Annual Meeting of Stockholders.

Mr. Bigham will be entitled to compensation under Adamas’s standard compensation arrangements for non-employee directors, which is as follows for a member of the Board and Audit Committee:

•	an annual cash fee for service as a director during the year of $35,000;
•	an annual cash fee for service as a member of the Audit Committee of $7,500;
•

an initial stock option grant for 30,000 shares of Adamas common stock as of the date of appointment, with an exercise price per share equal to the fair market value of a share on the date of grant, which will vest annually over three years, subject to the continuous service with Adamas, and which vesting will accelerate in full upon a change in control of Adamas; and

•

on the date of each Adamas annual meeting of stockholders an annual stock option grant for 15,000 shares of Adamas common stock, with an exercise price per share equal to the fair market value of a share on the date of grant, which will vest after one year, subject to the continuous service with Adamas, and which vesting will accelerate in full upon a change in control of Adamas.

Mr. Bigham will also enter into Adamas’s standard form of indemnification agreement between Adamas and its directors and executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adamas Pharmaceuticals, Inc.

Dated: September 22, 2016

By:	/s/ Gregory T. Went
Gregory T. Went, Ph.D.
Chief Executive Officer and Chairman of the Board